Exhibit 5.1

November 6, 2020
Marchex, Inc.
520 Pike Street, Suite 2000
Seattle, Washington 98101

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

As General Counsel and Secretary of Marchex, Inc., a Delaware corporation (the “Company” or “Marchex”), I am providing this opinion in connection with a Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of an aggregate of 3,582,960 shares of Class B common stock, $0.01 par value per share (the "Shares"), of the Company. All of the Shares are being registered on behalf of certain selling stockholders of the Company, who will acquire such Shares on specified dates pursuant to the terms of (i) that certain Share Purchase Agreement, dated as of November 20, 2018, by and among the Company, Sita Laboratories, Inc., the sellers named therein and the stockholder representative named therein, and (ii) that certain Equity Purchase Agreement, dated as of December 13, 2019, by and among the Company, Sonar Technologies, Inc., the sellers identified therein and Fortis Advisors LLC, as Securityholder Representative (collectively, the “Purchase Agreements”), as applicable.

I or a member of the Company's Legal Department have examined signed copies of the Registration Statement filed with the Commission. I or a member of the Company's Legal Department have also examined and relied upon minutes of meetings of the stockholders and the Board of Directors of the Company, the Certificate of Incorporation and By-Laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In my examination or in the examination by a member of the Company's Legal Department of the foregoing documents, I or a member of the Company's Legal Department have assumed the genuineness of all signatures, the authenticity of all documents submitted to either of us as originals, the conformity to original documents of all documents submitted to either of us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

I express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, I am of the opinion that, when issued and sold pursuant to the Purchase Agreements, the Shares will be legally and validly issued, fully paid and nonassessable.

Please note that I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and I disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of my name therein and in the related prospectus under the caption "Legal Matters." In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

By:	/s/ MICHELLE D. PATERNITI Michelle D. Paterniti, Esq. General Counsel and Secretary